Lexaria Lowers Prices

Kelowna, BC / July 14, 2015 / Lexaria, Corp. (OTCQB:LXRP) (CSE:LXX) (the “Company”) is pleased to announce, effective immediately, new lower pricing for all its existing products. The new pricing is the result of greater manufacturing efficiencies as a result of technological advancements.

Lexaria has also unveiled a new black tea infused with hemp oil packaged in teabags as a “starter” or introductory product to the ViPovaTM line. The ViPovaTM Starter teabags contain lower amounts of hemp oil than our full-strength line. In response to consumer demand and as a result of the manufacturing efficiencies recently developed, ViPovaTM Starter is priced competitively with other premium teas that contain no hemp oil at all. Vipova Starter tea is available in quantities as low as four teabags priced for only US$10.

This is a dramatic entry into lower priced markets, allowing all consumers the ability to experience the active ingredients delivered through the patent-pending, bioavailability enhancing, ViPovaTM technology.

Delicious, original full strength ViPovaTM hemp oil black tea has meanwhile been reduced in price, and is now available at just US$24 for a pack of 8 convenient teabags. Lexaria’s improving economies of scale have resulted in cost savings which the Company is passing along to the consumer. Lexaria is excited to be able to lower prices to this degree and still earn a per unit profit.

Finally, the original 1.5 oz tin of loose tea – sufficient for 25 servings – will not remain in production as consumers have shown a clear preference for tea bags. As a result the remaining tins have been slashed to a clearance price of just US$60. This clearance price is only applicable for so long as supplies last, and once the remaining product is sold, the loose leaf tea format will be discontinued. All these products are available now through the www.vipova.com website.

As part of our way of saying “Thank You” to all our previous customers in 2015 who paid higher original prices, we will be sending them all a free gift this summer, reflecting their early adoption of our products and taking into account our price reductions this year.

ViPovaTM tea is also now available at select Southern California medical marijuana dispensaries. Beginning within the next two weeks our first direct sales efforts to specialized San Francisco and San Diego area dispensaries will begin and is expected to lead to additional new locations to buy ViPovaTM products. Our focused sales efforts to medical marijuana dispensaries in select US locations is expected to continue throughout the year.

ViPovaTM tea is still not available at Amazon.com because of Amazon’s inconsistent policies regarding the sale of legal hemp products. Instead consumers can now buy ViPova TeaTM on EBay whose policies are more progressive. We encourage online shoppers to consider placing their orders for ViPova tea at EBay.com. Lexaria continues to work towards making our line of products available at other progressive online retailers.

ViPovaTM customers should also watch for news in the near future, announcing exciting new products to be unveiled soon. The Company has been busy formulating new product recipes and expects to make several new product introductions in August and September.

Lexaria’s technology is designed to allow for higher bioavailability rates for THC and for CBD than is possible without lipophilic enhancement technology. This can allow for lower overall dosing requirements and/or higher effectiveness in active molecule delivery. Lexaria’s innovative lipid formulation process is designed to allow the delivery of molecules such as are contained within hemp oil without the harmful side effects of ingestion via smoking, and should be embraced for the benefits to public health.

About Lexaria

Lexaria is a food sciences company focused on the delivery of hemp oil compounds procured from legal, agricultural hemp, through gourmet foods based upon its proprietary infusion technologies. www.lexariaenergy.com

About ViPovaTM

ViPovaTM uses only legal hemp oil extracts, grown from agricultural hemp in locations where it is legal to do so, in ViPovaTM-branded tea. ViPovaTM uses its patent-pending process to infuse concentrated amounts of hemp oil within lipids in its tea, providing more bioactivity and comfort to the body during the absorption process. Only ViPovaTM has this ground-breaking technology for hemp oil/lipid infusion. www.vipova.com

FOR FURTHER INFORMATION PLEASE CONTACT:

Lexaria Corp.
Chris Bunka
Chairman & CEO
(250) 765-6424

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Access to capital, or lack thereof, is a major risk and there is no assurance that the Company will be able to raise required working capital. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that the medical marijuana, hemp oil sector, or alternative health businesses will provide any benefit to Lexaria, or that the Company will experience any growth through participation in these sectors. There is no assurance that existing capital is sufficient for the Company's needs or that it will need to attempt to raise additional capital. There is no assurance that any planned corporate activity, business venture, or initiative will be pursued, or if pursued, will be successful. There is no assurance that any hemp oil or cannabinoid-based product will promote, assist, or maintain any beneficial human health conditions whatsoever. There is no assurance that the cannabinoid/lipid infusion technology will provide any increase in bioavailability to any individual person. No statement herein has been evaluated by the Food and Drug Administration (FDA). ViPovaTM products are not intended to diagnose, treat, cure or prevent any disease.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.